Exhibit 4.3

DESCRIPTION OF THE COMMON STOCK

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 26, 2020 The St. Joe Company (“we,” “our,” “us,” “St. Joe” the “Company,” or other such similar references) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Act”): our common stock.

The following summary of certain terms of our common stock describes material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our Restated and Amended Articles of Incorporation (as amended, the “Articles of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), the forms of which are included as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.3 is also included, as well as the relevant portions of the Florida Business Corporation Act (“FBCA”).

Authorized Capital Stock

The Company is authorized to issue up to 180,000,000 shares of common stock, having no par value per share. As of February 24, 2020, we had 59,414,583 shares of our common stock outstanding. Our common stock is listed on the New York Stock Exchange, under the symbol “JOE.” Any shares of common stock sold, when issued, will be fully paid and non-assessable. Each share of common stock is entitled to participate equally with respect to dividends declared on the common stock out of funds legally available for the payment thereof. Our Articles of Incorporation do not limit the dividends that can be paid on the common stock. After satisfaction of creditors, if any, the holders of common stock are entitled to share ratably in the distribution of all remaining assets.

Each share of common stock is to one vote. Pursuant to the terms of our Bylaws, in an uncontested election of directors, the affirmative vote of the holders of at least a majority of the total number of shares cast is required for the election of each director. Where the number of nominees considered by the shareholders for election as a director exceeds the number of directors to be elected, directors are elected by the vote of a plurality of the votes cast. Unless otherwise provided in our Articles of Incorporation or Bylaws or by the FBCA, the affirmative vote of the holders of at least a majority of the total number of shares cast is required for shareholder action on matters other than the election of directors. The holders of our common stock do not have cumulative voting rights. Our Bylaws provide that our board of directors shall be elected for a one-year term, expiring at the next annual meeting of shareholders following his or her election or until his or her successor is elected and qualified. Pursuant to our Bylaws, shareholders may remove one or more directors with or without cause and a vacancy on our board of directors may be filled by a majority of the directors then in office. Holders of our common stock are not entitled to preemptive, redemption, subscription or conversion rights.

Certain Provisions of Our Articles of Incorporation and Bylaws

Anti-takeover Provisions

Our Bylaws contain advance notice procedures for shareholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of shareholders. As specified in our Bylaws, director nominations and the proposal of business to be considered by shareholders may be made only pursuant to a notice of meeting, at the direction of the board of directors (or a committee thereof) or by a shareholder who is a shareholder of record at the time of giving the notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our Bylaws. To be timely, a nomination of a director by a shareholder or notice for business to be brought before an annual meeting by a shareholder must be delivered to the Secretary of the Company not less than 100 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the shareholder to be timely, such notice must be delivered not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

Section 607.0902 of the FBCA contains a control-share acquisition provision which limits the voting rights of “control shares” acquired in a “control-share acquisition,” which is intended to deter hostile takeovers of publicly held Florida corporations. Under this section, unless an exception applies, control shares acquired in a control share acquisition have voting rights only if, and to the extent, granted in a resolution of the shareholders of the corporation approved by (i) the majority of all the votes entitled to be cast by each class or series entitled to vote on the proposed control-share acquisition and (ii) a majority of all shares of each class or series entitled to vote separately on the proposal, excluding any shares that are owned by the acquiring person or persons, each officer of the corporation and each employee of the corporation who is also a director of the corporation. For the purposes of the FBCA, “control shares” means shares of a corporation which provide for at least 20% of the voting power in the election of the corporation’s directors. For the purposes of the FBCA, “control share acquisition” means, with certain exceptions, the direct or indirect acquisition of control shares. Our Articles of incorporation and Bylaws do not contain any provision to “opt-out” of Section 607.0902 of the FBCA.

Fairholme Capital Management, LLC (“Fairholme”) currently possess 44.30% of the outstanding common stock but has full voting rights under the FCBA as a result of an exception to 607.0902 that allows shareholder to acquire more than 20% of outstanding shares with prior board approval.

Section 607.0901 of the FBCA prohibits a Florida corporation from engaging in an “affiliated transaction” with an “interested shareholder” for a period of 3 years following the time that such shareholder became an “interested shareholder”. “Interested shareholder” is defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation. An “affiliated transaction” includes any merger or consolidation of the corporation, any sale, lease, exchange, mortgage, pledge, transfer, or other disposition having an aggregate fair market value of 10% or more of the outstanding shares of the corporation, an issuance or transfer by the corporation with an aggregate fair market value equal to 10% or more of the outstanding shares of the corporation, liquidation or dissolution, reclassification, or receipt by the interested shareholder of any loans, advances, guaranties, pledges, or other financial assistance or any tax credits or other tax advantages. The “affiliated transaction” is prohibited for a period of 3 years unless:

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Prior to the time that such shareholder became an interested shareholder, the board of directors of the corporation approved either the affiliated transaction or the transaction which resulted in the shareholder becoming an interested shareholder; or

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Upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85 percent of the voting shares of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding, but not the outstanding voting shares owned by the interested shareholder, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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At or subsequent to the time that such shareholder became an interested shareholder, the affiliated transaction is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting shares which are not owned by the interested shareholder; or

•	Certain other exceptions as in accordance with the statute.

Special Shareholder Meeting and Action by Written Consent

Under our Bylaws, a special meeting may be called at any time by the Chairman of the Board, the Board of Directors or Secretary of the Company, following his or her receipt of one or more written demands to call a special meeting supported by not less than 30% of the outstanding shares and other requirements outlined in the Bylaws.